Exhibit 4.16.2

Level 7, 151 Macquarie Street Sydney NSW 2000 Australia

Ms Deanne Miller

General Counsel & Company Secretary

Prima BioMed Limited

30 July 2014

Dear Deanne

Variation to Executive Employment Agreement dated 13 October 2012 (“Agreement”) and Variation Letter dated

Further to our recent discussions, Prima BioMed Limited (“Prima”) agrees to vary your Agreement as set out in the attached Schedule.

This variation is effective from Friday 1 August 2014. Your new Remuneration will start being paid to you from the next payroll run, with any back pay backdated to 1 August 2014 paid on this day as well.

All other terms and conditions of your Agreement remain the same.

Please indicate your acceptance of this variation by signing (in duplicate) this letter and returning one executed copy to me.

Prima looks forward to your ongoing assistance.

Yours faithfully,

/s/ Marc Voigt
Marc Voigt
Chief Executive Officer
Prima BioMed Ltd

I accept the variation to the Agreement

/s/ Deanne Miller
Deanne Miller

Schedule

Agreed amendments to Agreement:

Clause	Agreed Amendment

5(a)	Replace “$160,000” with $180,000